Exhibit 10.11

English translation for information purposes only

ADVANCED ACCELERATOR APPLICATIONS

PLAN D'ATTRIBUTION D’OPTIONS DE SOUSCRIPTION D’ACTIONS DU [.] 2015

RÈGLEMENT DU PLAN

ADVANCED ACCELERATOR APPLICATIONS

STOCK OPTION PLAN DATED [.], 2015

PLAN RULES

PRÉAMBULE / PREAMBLE

Le Conseil d’administration de la société Advanced Accelerator Applications, société anonyme immatriculée au registre du Commerce et des sociétés de Bourg-en-Bresse sous le numéro 441 417 110 (« AAA » ou la « Société »), a décidé d’associer les salariés du Groupe et ses dirigeants à la croissance du Groupe en leur attribuant des options de souscription d’actions de la Société (ci-après les « Options »).

The Board of Directors of Advanced Accelerator Applications, a French limited company (société anonyme) registered in Bourg-en-Bresse (RCS No. 441 417 110), (hereafter “AAA” or the “Company”) decided to establish an incentive scheme allowing Group employees and executives to share in its growth by granting them options to subscribe shares of the Company (hereafter the “Options”).

Aux termes de la 1ère résolution adoptée par l'Assemblée Générale Extraordinaire des actionnaires de la Société réunie le 29 juin 2015 (l’ « AGE »), le Conseil d'Administration de la Société a été autorisé à attribuer des Options, en 4 tranches, dans la limite d’un nombre d’Options donnant droit à un maximum de 13 millions d’actions, équivalent à 19,4% du capital social de la Société à la date de l’AGE, au profit des membres du personnel salarié de la Société et des sociétés du Groupe et des dirigeants de la Société, dans le cadre des dispositions des articles L.225-177 et suivants du Code de Commerce et R.225-137 et suivants du Code de Commerce. Au titre de 2015, l’AGE a autorisé le Conseil d’Administration à octroyer, dans l’hypothèse d’une admission des titres sur le NASDAQ d’ici au 31 décembre 2015, un maximum de 4 millions d’options ou, à défaut d’introduction en bourse dans le délai précité, l’équivalent de 3% du capital social de la société au 30 septembre 2015, soit un maximum de 2.033.739 actions. Les attributions correspondants à la seconde, troisième et quatrième tranche interviendront en 2016, 2017 et 2018 avec, pour chacune de ces tranches 2, 3 et 4, un nombre d’actions immédiatement inférieur à 3% du capital social à la fin du trimestre précédent immédiatement la décision d’allocation ou un maximum de 3 millions d’options. Il est précisé que le nombre maximum d’actions pouvant être émises au titre de l’exercice des Options, tel que fixé par la 1ère résolution de l’AGE ne tient pas compte des actions qui pourraient, le cas échéant, être émises au titre des ajustements à effectuer pour préserver les droits des porteurs d’Options conformément aux stipulations du présent Règlement de Plan.

Pursuant to the terms of 1st resolution adopted by the Extraordinary Shareholders' Meeting of the Company held on June 29, 2015 (the "EGM"), the Board of Directors was authorized to grant Options, in four tranches with a first proposed allocation in 2015, within the limit of the number thereof that confers

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a right to a maximum number of 13 million Shares of the Company representing 19,4% of the share capital of the Company on the EGM date, to employees and officers of the Company as well as to employees of its subsidiaries, in accordance with the provisions of Articles L.225-197-1 et seq. of the French Commercial Code. In respect of 2015, the Board of Directors was authorized by the EGM to grant a maximum of 4 million stock options in the event that the shares of the Company are listed on the NASDAQ by year end, or, failing such listing, a number of options representing 3% of the share capital of the company as at September 30, 2015, representing a maximum of 2.033.739 shares. A second, third and fourth allocation round shall occur in 2016, 2016 and 2018 with, for every one of theses allocation rounds 2, 3 and 4 the lower of 3% of the number of shares registered at the end of the quarter immediately preceding the allocation decision or a maximum of 3 million options. The maximum number of Shares that may be issued by exercising Options, as determined by the 1st resolution adopted by the EGM does not include Shares eventually issued by way of adjustments to preserve the rights of the holders of Options, in accordance with the conditions of this Plan.

En vertu de cette autorisation, le Conseil d’Administration, réuni le [     ] 2015, a arrêté les termes du présent plan d’Options (le « Plan »). Le Plan est régi par les dispositions des articles L.225-177 et suivants du Code de Commerce, des articles R.225-137 et suivants du Code de Commerce et du présent Règlement du Plan.

Based on this authorization, the Board of Directors' meeting, held on [    ] 2015, approved the present stock Option plan (the "Plan"). This plan is governed by the provisions of Articles L.225-177 and seq. and articles R.225-137 and seq. of the French Commercial Code and these Plan Rules.

Il est rappelé aux Bénéficiaires que l'attribution des Options, l'acquisition de droits irrévocables sur ces Options et l’exercice des Options attribuées gratuitement ont des conséquences variables sur leur situation fiscale et de sécurité sociale personnelle, en fonction de leur pays de résidence. La Société recommande aux Bénéficiaires de consulter leur conseiller fiscal à cet égard.

Beneficiaries are reminded that the grant of Options, the acquisition of irrevocable rights thereto and the exercise of the Options granted without consideration have different consequences on their personal tax and social security position depending on their country of residence. The Company recommends that Beneficiaries consult their tax advisers on this point.

1	DEFINITIONS / DEFINITIONS

Dans le Règlement du Plan, les mots et expressions suivants sont définis de la manière suivante:

For the purposes of the Plan Rules, the following terms shall be defined as follows:

Action désigne une action ordinaire de la Société;

Share means an ordinary share of the Company.

Activité Concurrente désigne toute activité en relation avec le développement, la production et la commercialisation de produits diagnostiques et thérapeutiques dans le domaine de la médecine nucléaire moléculaire.

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Competitive Activity means any activity having a relation with the development, production and commercialization of diagnostics and therapeutics products in the field of the Molecular Nuclear Medicine.

Autorisation des Actionnaires désigne l'autorisation donnée par les actionnaires de la Société lors de l'Assemblée Générale Extraordinaire du 29 juin 2015, permettant au Conseil d'Administration de procéder, en quatre tranches, sur une durée de trente-huit (38) mois à compter de la date de ladite Assemblée Générale Extraordinaire, à l’attribution d’Options donnant droit à un nombre maximum de 13 millions d’Actions.

Shareholders' authorization means the authorization given by the Company's Extraordinary General Meeting held on June 29, 2015, authorizing the Board of Directors to grant, in four annual tranches over a period of thirty-eight (38) months from the date of said Extraordinary Shareholders' Meeting, Options conferring a right to a maximum number of 13 million shares of the Company.

Bénéficiaire désigne toute personne Éligible à la Date d’Attribution à qui le Conseil d’Administration a attribué une Option.

Beneficiary means any person Eligible on the Grant Date having been granted Options by the Board of Directors.

Code de Commerce désigne le Code de commerce français.

Commercial Code means the French Commercial Code.

Comité des Rémunérations désigne le Comité des Rémunérations de la Société.

Compensation Committee means the Company's Compensation Committee.

Conditions d’Exercice désigne les conditions prévues à l’article 4 du Règlement du Plan auxquelles est soumis le droit irrévocable d’exercer, en tout ou partie, les Options consenties à un Bénéficiaire.

Exercise Conditions means the conditions mentioned in Article 4 of these Plan Rules whereby a Beneficiary may exercise an irrevocable right to all or part of the Options granted.

Conseil d'Administration désigne le Conseil d’Administration de la Société.

Board of Directors means the Company's Board of Directors.

Date d'Approbation désigne le jour où les actionnaires de la Société, réunis en Assemblée Générale Extraordinaire, ont autorisé le Conseil d'Administration à arrêter et mettre en œuvre le Plan, soit le [3] novembre 2014.

Approval Date means the date of the Company's Extraordinary General Meeting of the shareholders having authorized the Board of Directors to approve and implement the Plan, i.e., November [3], 2014.

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Date d’Attribution désigne le jour où le Conseil d’Administration attribue des Options au Bénéficiaire, conformément aux termes du Plan, soit le [..] 2015.

Grant Date means the date of the Board of Directors' meeting granting Options to a Beneficiary, according to the Plan, i.e. on [..] 2015.

Date d’Exerçabilité désigne la date à partir de laquelle les conditions de présence et selon le cas de performance sont remplies et que les Options deviennent exerçables [présence minimum de 2 ans  ouvrant droit à exerçabilité, 50% avec 2 ans de présence et 100% à 3 ans de présence].

Vesting Date means the date on which the presence and as the case may be, the performance conditions are met and that the Options become exercisable. [A minimum of 2 years of presence to be eligible, 50% after two years presence and 100% after three year of presence]

Date d’Exercice désigne la date à laquelle la Société reçoit la Notification d’Exercice.

Exercise Date means the date on which the Company received the Exercise Notice.

Date de Notification de Départ désigne:

Si le Bénéficiaire est mandataire social de la Société ou salarié de la Société ou de l’une des sociétés du Groupe:

(i)	en cas de licenciement, si le Bénéficiaire est titulaire uniquement d’un contrat de travail, le jour de la réception par le Bénéficiaire (ou la date de la première présentation) de la lettre de notification de licenciement;

(ii)	en cas de révocation du mandat social, si le Bénéficiaire est titulaire uniquement d’un mandat social, le jour de réception par le Bénéficiaire de la notification de la décision de révocation;

(iii)	en cas de démission de ses fonctions de salarié ou de mandataire social, le jour de la réception par la Société ou la société du Groupe concernée de la première des lettres de démission du Bénéficiaire ou de sa remise en mains propres à un représentant habilité de la Société ou de la société du Groupe concernée.

Si le Bénéficiaire est mandataire social de la Société et salarié de la Société ou de l’une des sociétés du Groupe:

(iv)	à la date de réception par le Bénéficiaire de la dernière des deux notifications mentionnées aux (i) et (ii) ci-dessus;

(v)	en cas de démission de ses fonctions de salarié et de mandataire social, le jour de la réception par la Société ou la société du Groupe concernée de la dernière des lettres de démission du Bénéficiaire ou de leur remise en mains propres à un représentant habilité de la Société ou de la société du Groupe concernée.

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Departure Notification Date refers to:

If the Beneficiary is a corporate officer of Company or an employee of either the Company or of one the Group companies, in the cases of:

(i)	dismissal, if the Beneficiary has an employment contract only, the date of receipt by the Beneficiary (or the date of first presentation) of the letter notifying him/her of the termination;

(ii)	removal of a corporate officer where the Beneficiary holds a corporate office only, the date of receipt by the Beneficiary, i.e. the date of receipt of the removal decision notice;

(iii)	resignation by the Beneficiary from his/her position as a salaried employee or as a corporate officer, the date of receipt by the Company or the relevant Group company (or the date of first presentation) of the first resignation letter, or, as the case may be, the date when said letter is personally delivered to a duly authorized representative of the Company or of the relevant Group company.

If the Beneficiary is both a corporate officer of the Company and a salaried employee of either the Company or of one the Group companies:

(iv)	the date of receipt by the Beneficiary of the last of the two notifications referred to above in (i) and (ii);

(v)	in case of resignation by the Beneficiary from both his/her positions as a salaried employee and as a corporate officer, the date of receipt by the Company or the relevant Group company (or the date of first presentation) of the last of these resignation letter, or, as the case may be, the date when said letter is personally delivered to a duly authorized member of the Company or of the relevant Group company.

Départ d’un Bénéficiaire signifie le fait, pour un Bénéficiaire donné, de n'être plus lié par aucun mandat social ou contrat de travail à la Société ou toute autre société du Groupe, quelle qu'en soit la cause, y compris, sans que cette liste soit limitative, le décès, l’invalidité, l'atteinte de la limite d'âge, la démission, la révocation, le non-renouvellement de son mandat social, le licenciement, le départ ou la mise à la retraite.

Departure of a Beneficiary means, for a given Beneficiary, being no longer bound to the Company, or any other Group company, by a corporate office or an employment contract, for whatever reason, including though not restricted to, death, disability, reaching an age limit, resignation, removal, non-renewal of his/her corporate office, dismissal, voluntary or compulsory retirement.

Éligible désigne tout membre du personnel salarié du Groupe et tout dirigeant et mandataire social de la Société exerçant les fonctions prévues à l’article L.225-185 du Code de Commerce.

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Eligible Party means any employee of the Group or corporate officer thereof performing duties specified under Article L.225-185 of the Commercial Code.

Événement a le sens qui lui est donné à l'article 7.2 du présent Règlement.

Event has the meaning given in article 7.2 of these Plan Rules.

Groupe désigne la Société ainsi que les sociétés qui lui sont liées au sens de l'article L.225-180 du Code de Commerce, c'est-à-dire une société dont au moins 10 % du capital social ou des droits de vote sont détenus directement ou indirectement par la Société, une société qui détient au moins 10 % du capital social ou des droits de vote de la Société, ou une société dont 50 % du capital social ou des droits de vote sont détenus, directement ou indirectement, par une société détenant elle-même directement ou indirectement au moins 50 % de la Société.

Group means the Company and affiliated companies as defined by Article L.225-180 of the Commercial Code, i.e. any company in which the Company directly or indirectly holds at least 10% of the share capital or voting rights, any company directly or indirectly holding at least 10% of the Company's capital or voting rights, or any company having at least at least 50% of their capital or voting rights directly or indirectly held by a company which itself directly or indirectly holds at least 50% of the Company's capital.

Industriel désigne toute personne physique ou morale n’ayant pas la qualité d’associé de la Société exerçant une Activité Concurrente ou faisant partie d’un groupe de sociétés dont l’une des entités exerce une Activité Concurrente.

Industrial entity refers to any natural person or legal entity that is not a shareholder of the Company exercising a Competing Activity or part of a group of companies that includes an entity exercising a Competing Activity.

Marché Règlementé désigne un des marchés règlementés tels que définis par l’article L 421-1 du Code Monétaire et Financier, dont la liste est fixée et mise à jour par arrêté du ministre chargé de l'économie sur la proposition de l'Autorité des Marchés Financiers (« AMF »). Il est précisé que cette liste n’inclut pas le marché du NASDAQ au jour de l’adoption du présent Plan par le Conseil d’Administration.

Regulated Market refers to one the regulated markets within the meaning of Article L 421-1 of the French Monetary and Financial Code (Code Monétaire et Financier) the list of which is established and updated by the French Minister in charge of the economy upon proposal of the Autorité des Marchés Financiers ("AMF"). It is noted that this list does not include the NASDAQ market on the date of the adoption of this Plan by the Board.

Notification d’Attribution d’Options désigne le document individuel et nominatif adressé à chaque Bénéficiaire par la Société afin de lui notifier l'attribution des Options le concernant (conformément au modèle figurant en Annexe [  .]).

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Options Grant Notice means the individual notice sent by the Company to each Beneficiary informing him/her of the grant of Options (a model of which is provided in Appendix [   ]).

Notification d’Exercice désigne la notification par un Bénéficiaire, par lettre recommandée avec accusé de réception, à la Société de l’exercice de tout ou partie de ses Options ; cette notification devant être accompagnée d’un bulletin de souscription aux Actions auxquelles donnent droit les Options exercées.

Exercise Notice means the notification by a Beneficiary sent by registered letter with acknowledgment of receipt to the Company of the exercise of all or part of his/her Options. This notice must be accompanied by a form to subscribe for the Shares to which the exercised Options confer a right.

Opération signifie :

-	la cession par un ou plusieurs associés de la Société à un associé de la Société ou à un ou plusieurs tiers, agissant seul(s) ou de concert au sens de l’article L.233-10 du Code de commerce, d’un nombre d’actions de la Société représentant cinquante pour cent (50%) ou plus de son capital social ; ou
-	la cession par un ou plusieurs associés de la Société d’actions de la Société, représentant au moins 30% du capital de la Société, à un Industriel.

Transaction means:

-	the transfer by one or more shareholders of the Company to another shareholder of the Company or to one or more third-parties, acting alone or in concert within the meaning of article L.233-10 of the Commercial Code, of an amount of shares of the Company representing fifty percent (50%) or more of its share capital; or
-	the transfer by one or more shareholders of the Company of shares of the Company representing at least 30% of the Company's share capital to an industrial entity.

Option(s) désigne une ou plusieurs options de souscription d'Actions attribuée(s) à un Bénéficiaire en application du présent Règlement.

Option(s) refers to one or more stock options granted to a Beneficiary in accordance with these Plan Rules.

Option(s) Exerçable(s) désigne une ou plusieurs Options qui peuvent être exercées par leur Bénéficiaire conformément aux stipulations de l’article 4 du présent Règlement.

Exercisable Option(s) means one or more Options able to be exercised by their Beneficiary in accordance with the provisions of article 4 of these Plan Rules.

Période de Validité a le sens qui lui est donné à l'article 3.4 du présent Règlement.

Validity Period has the meaning given in article 3.4 of these Plan Rules.

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Plan désigne le présent plan d’attribution d’Options de la Société.

Plan means this stock option plan of the Company.

Option Exercise Price refers to the exercise price of an Option set by the Board of Directors on the Grant Date.

Option Exercise Price refers to the exercise price of an Option set by the Board of Directors on the Grant Date.

Règlement du Plan désigne les présentes règles du Plan, y compris celles contenues dans ses éventuelles annexes.

Plan Rules means these Plan rules, including those that may be included in appendixes thereto.

Société désigne la société Advanced Accelerator Applications, société anonyme, au capital de 6 760,631,10 euros, dont le siège social est sis 20, rue Diesel, 01630 Saint-Genis-Pouilly, et immatriculée au registre du Commerce et des sociétés de Bourg-en-Bresse sous le numéro 441 417 110.

Company refers to Advanced Accelerator Applications, a French limited company (société anonyme) with a share capital of €6, 760,631,10 having its registered office at 20, rue Diesel, 01630 Saint-Genis-Pouilly, and registered in Bourg-en-Bresse (RCS No. 441 417 110).

2	Attribution des Options / Grant of OPTIONS

2.1	Beneficiaires / Beneficiaries

2.1.1	Sous réserve des dispositions du Code de Commerce et de l’Autorisation des Actionnaires, le Conseil d'Administration dispose d’un pouvoir discrétionnaire pour décider de l’attribution des Options aux Éligibles qu’il désigne, dans les conditions prévues par le Règlement du Plan, et fixe, notamment, le Prix d’Exercice des Options.

2.1.1	Subject to the provisions of the Commercial Code, the Shareholders' Authorization, and the Plan, the Board of Directors has a discretionary power to decide to grant Options to the Eligible Parties that it designates, under the terms and subject to the conditions provided in the Plan Rules and sets, in particular, the Option Exercise Price.

2.1.2	Aucune Option ne peut être attribuée à un Éligible s'il possède déjà plus de dix pour cent (10%) du capital social de la Société ou si l'attribution a pour effet de lui conférer plus de 10% du capital social de la Société.

2.1.2	No Options shall be granted to an Eligible Party if he/she already owns more than ten per cent (10%) of the Company's share capital or if the grant would allow him/her to own more than 10% of the Company's share capital.

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2.2	Nombre d'Options attribuees / Number of GrAnted Options

2.2.1	Le nombre d'Options est déterminé par le Conseil d'Administration, dans les limites fixées par l'Autorisation des Actionnaires.

2.2.1	The number of Options is determined by the Board of Directors, within the limits decided by the Shareholders' Authorization.

2.2.2	Sous réserve des ajustements visés à l’article 7, le nombre d’Options attribuées est limité au nombre d’Options donnant droit à un maximum de 13 millions d’Actions, équivalent à 19,4% du capital social au 30 juin 2015 conformément à l’Autorisation des Actionnaires; étant précisé qu’à la Date d’Attribution, chaque Option donne droit à 1 Action.

2.2.2	Subject to the adjustments referred to in article 7, the number of Options granted is limited to the number thereof conferring a right to a maximum of 13 million Shares, an amount corresponding to 19,4% of the share capital of the Company on June 30, 2015 in accordance with the Shareholders' Authorization; it being specified that on the Grant Date, each Option confers a right to 1 Share.

2.2.3	Les Options qui ne sont pas exerçables du fait de la non-réalisation des Conditions d’Exercice ou de la renonciation par un Bénéficiaire à ses Options dans les conditions prévues à l’article 3.3 ci-dessous viendront en déduction du nombre d’Options attribuées et pourront ainsi faire l’objet d’une nouvelle attribution, sous réserve du respect des conditions fixées par l'Autorisation des Actionnaires.

2.2.3	Options that may not be exercised due to non-compliance of the Exercise Conditions or that a Beneficiary has waived pursuant to the conditions set forth in Article 3.2 below are subtracted from the number of granted Options and, as such, are available for a new grant, provided the conditions imposed by the Shareholders' Authorization are satisfied.

2.3	Condition d'attribution / Grant terms

2.3.1	Le Conseil d'Administration définit les conditions d’attribution et, le cas échéant, les critères d'attribution des Options.

2.3.1	The Board of Directors specifies the terms and conditions and, as the case may be, the criteria for grants of Options.

2.3.2	L’attribution des Options est gratuite et ne donne lieu à aucun paiement, par le Bénéficiaire, au profit de la Société.

2.3.2	The Options are granted for no consideration and do not cause any payment by the Beneficiary to the Company.

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2.4	Date d'Attribution / Grant Date

Les Options peuvent être attribuées par le Conseil d'Administration à n'importe quel moment à compter de la Date d’Approbation et avant l’expiration d’un délai de trente-huit (38) mois à compter de la Date d’Approbation.

The Options may be granted by the Board of Directors, at any time starting from the Approval Date and before the expiry of a thirty-eight-month (38) period starting from the Approval Date.

2.5	Notification d'attribution d'Options / Options grant notice

L'attribution d’Options est attestée par une Notification d'Attribution d’Options émise par la Société, qui comprend les informations suivantes :

(i)	le nombre d'Options attribuées et le Prix d’Exercice unitaire des Options;

(ii)	la Date d'Attribution ;

(iii)	la durée de la Période de Validité des Options ;

(iv)	les Conditions d’Exercice auxquelles est soumis l’exercice irrévocable des Options durant la Période de Validité ; et plus généralement,

(v)	toute obligation à la charge du Bénéficiaire.

Le Règlement du Plan est joint à la Notification d’Attribution d'Options.

The grant of Options is evidenced by an Options Grant Notice issued by the Company including the following information:

(i)	the number of Options granted and the unitary Exercise Price of the Options;

(ii)	the Grant Date;

(iii)	the duration of the Validity Period;

(iv)	the Exercise Conditions to which the irrevocable exercise of Options is subject during the Validity Period; and more generally,

(v)	any obligation binding on a Beneficiary.

The Plan Rules are attached to the Options Grant Notice.

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Les Bénéficiaires devront accuser réception de la Notification d'Attribution d’Options et du Règlement du Plan et en retourner une copie signée revêtue de la mention « bon pour acceptation des termes de l’Attribution et du Règlement du Plan » au DRH de la Société dans le délai d’un (1) mois suivant la réception de de la Notification d'Attribution d’Options.

The Beneficiaries shall acknowledge receipt of the Options Grant Notice and the Plan Rules and send a signed copy to which has been affixed the phrase "Good for Acceptance of the terms and conditions of the Grant and the Plan Rules" to the HR Director of the Company within one (1) month following the receipt of the Options Grant Notice.

3	Droits du bénéficiaire pendant la Période de Validité / BENEFICIARY RIGHTS DURING THE VESTING PERIOD

3.1	Inaliénabilité des droits du bénéficiaire / Non-transferability of beneficiary's rights

3.1.1	Les Options sont attribuées personnellement au Bénéficiaire et, à l'exception du cas du décès du Bénéficiaire prévu à l’article 3.1.2 ci-dessous, les droits résultant de l’attribution des Options ne peuvent être cédés ou transmis, ou faire l'objet d'une quelconque sûreté jusqu’au terme de la Période de Validité.

3.1.1	The Options are granted to the Beneficiary personally, and the rights attached thereto may not be transferred or transmitted or subject to any security interest in any way whatsoever before the end of the Validity Period, except in case of death of the Beneficiary as provided under Article 3.1.2 below.

3.1.2	En cas de décès du Bénéficiaire avant l’expiration de la Période de Validité, ses héritiers ou ayants-droit peuvent demander l’exercice des Options dans un délai de six (6) mois à compter du décès du Bénéficiaire.

3.1.2	In case of death of the Beneficiary before the end of the Validity Period, his/her heirs or assignees may, during a six-month (6) period as of the date of the Beneficiary's death, request that the Options be exercised.

3.2	Renonciation du Bénéficiaire à ses droits / Waiver of Rights by the Beneficiary

3.2.1	Le Bénéficiaire peut renoncer à ses Options, pendant la Période de Validité, en informant la Société par lettre recommandée avec demande d’avis de réception. Les Options auxquelles le Bénéficiaire a renoncé sont caduques et aucune Option ne pourra être exercée par le Bénéficiaire.

3.2.1	The Beneficiary may, during the Validity Period, waive his/her conditional rights to receive the Options, by informing the Company by letter with acknowledgment of receipt. The Options waived by the Beneficiary are null and void, and no Option may be exercised by the Beneficiary.

3.2.2	A défaut de renonciation, le Bénéficiaire est réputé avoir accepté l'attribution des Options.

3.2.2	In the absence of waiver, the Beneficiary shall be considered to have accepted the grant of Options.

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3.3     Modalites d'Attribution des Options – Beneficiaires / Procedures for Granting Options – Beneficiaries

3.3.1	A la date d’adoption du Plan et du présent Règlement, chaque Option donne le droit de souscrire à une (1) Action.

3.3.1	On the date the Plan and these Plan Rules are adopted, each Option shall confer a right to subscribe for one (1) Share.

3.3.2	Le nombre total d'Options attribuées au titre du Plan ne pourra donner droit à la souscription d'un nombre d'Actions représentant un montant nominal total (hors prime d'émission) supérieur à un million trois cent mille (1,300,000) euros, montant auquel s'ajoutera, le cas échéant, le montant nominal des Actions supplémentaires à émettre par le Conseil d’Administration pour préserver, dans les conditions légales et réglementaires, les droits des Bénéficiaires conformément à l’article 7 du Plan.

3.3.2	The total number of Options granted under the Plan may not confer a right to subscribe for an amount of Shares representing a total nominal amount (excluding share premium) above one million three hundred thousand (1,300.000) euros, to which shall be added, as applicable, the nominal amount of additional Shares to be issued by the Board of Directors, under the conditions provided for by statute and regulations, to preserve the rights of Beneficiaries, in accordance with article 7 of the Plan.

3.3.3	Le Conseil d’Administration désigne, dans le respect des statuts de la Société, pour chaque Bénéficiaire, le nombre d’Options qui lui sont attribuées dans la limite du nombre maximum d’Options autorisées par l’AGE.

3.3.3	The Board of Directors sets, in compliance with the Company's articles of association, the number of Options granted to each Beneficiary within the limit of the maximum number of Options authorized by the EGM.

3.3.4	Aucune Option ne peut être attribuée à un Éligible s'il détient, directement ou indirectement à la Date d’Attribution, plus de dix pour cent (10%) du capital social de la Société. En outre, à la Date d’Attribution, l’attribution d’Options à un Bénéficiaire ne doit lui permettre de détenir un nombre d’Actions représentant plus de dix pour cent (10%) du capital de la Société.

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3.3.4	No options may be granted to an Eligible Party already owning more than ten per cent (10%) of the Company's share capital. Moreover, on the Grant Date, the grant of Options to a Beneficiary must not result in the latter holding a number of Shares representing more than ten per cent (10%) of the Company's share capital.

3.4	Periode de Validite et caracteristiques des Options / Validity Period and features of the Options

3.4.1	Sous réserve des stipulations de l’article 4 du présent Règlement, aucune Option ne peut être exercée après une période de dix (10) années à compter de la Date d’Attribution (la "Période de Validité"). Il est précisé que le Conseil d’Administration pourra, pour les Bénéficiaires résidents d’un pays donné, réduire la durée de la Période de Validité à une durée inférieure à dix (10) années dans la mesure où cela serait nécessaire afin de respecter la loi dudit pays.

3.4.1	Subject to the provisions of article 4 of these Plan Rules, no Option can be exercised after a period of ten (10) years as from the Grant Date (the "Validity Period"). It is specified that the Board of Directors may, for those Beneficiaries that are residents of a given country, reduce the length of the Validity Period to less than ten (10) years where required to comply with the laws of said country.

3.4.2	A l’expiration de la Période de Validité, les Options non exercées deviendront caduques.

3.4.2	On the expiration of the Validity Period, Options not having been exercised will lapse.

3.4.3	Sans préjudice des articles 3.4.1 et 4 du présent Règlement, l'exercice d'une Option est facultatif pour son Bénéficiaire.

3.4.3	Without prejudice to articles 3.4.1 and 4 of these Plan Rules, exercising an Option is optional for its Beneficiary.

3.4.4	Sans préjudice de l’article 4 du présent Règlement, une Option attribuée à un Bénéficiaire en application du Plan est incessible et insaisissable.

3.4.4	Without prejudice to article 4 of these Plan Rules, an option granted to a Beneficiary in application of the Plan is non-transferable and unseizable.

3.4.5	L'Option peut seulement être exercée par son Bénéficiaire, sous réserve des stipulations de l’article 4 du présent Règlement.

3.4.5	The Option may only be exercised by its Beneficiary, subject to the provisions of article 4 of these Plan Rules.

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4	ConditionS d’Exercice des Options / Exercising CONDITIONS

4.1	Sous réserve des dispositions de l’article 4.2, un Bénéficiaire a en principe le droit d’exercer, par l’envoi d’une Notification d’Exercice, et à tout moment à compter de la Date d’Exerçabilité des Options et dans la limite de la Durée de validité des Options, tout ou partie des Options qui lui ont été attribuées, étant précisé que :

-	Si le Bénéficiaire a toujours la qualité d'Éligible à la date du troisième (3ème) anniversaire de la Date d’Attribution, il aura le droit d’exercer 100% de ses Options ;
-	Si le Bénéficiaire a perdu la qualité d'Éligible à la date du troisième (3ème) anniversaire de la Date d’Attribution mais l’avait conservée jusqu’à la date du second (2nd) anniversaire de la Date d’Attribution, il aura le droit d’exercer 50% de ses Options ; et
-	Si le Bénéficiaire a perdu la qualité d'Éligible avant la date du second (2nd) anniversaire de la Date d’Attribution, il ne pourra exercer aucune des Options qui lui ont été attribuées.

4.1	Subject to the provisions of article 4.2, a Beneficiary may, within the limit of the Validity Period, exercise all or part of the Options granted thereto as of the Vesting Date, by sending an Exercise Notice, it being specified that:
-	If the Beneficiary retains the status of Eligible Party up to the third (3rd) anniversary of the Grant Date, he shall be entitled to exercise 100% of his Options;
-	If the Beneficiary no longer has the status of Eligible Party on the third (3rd) anniversary of the Grant Date, but retained such status up to the second (2nd) anniversary of the Grant date, he shall be entitled to exercise 50% of his Options;
-	If the Beneficiary no longer has the status of Eligible Party on the second (2nd) anniversary of the Grant Date, he shall not be entitled to exercise any of his awarded Options.

4.2	Par dérogation aux dispositions de l’article 4.1, les Options pourront être exercées nonobstant le non-respect de la condition de présence prévue à l’article 4.1 :

(a)	en cas d'invalidité du Bénéficiaire correspondant au classement dans la deuxième et la troisième des catégories prévues à l'article L.341-4 du Code de la Sécurité Sociale ou invalidité reconnue selon les mêmes critères dans le pays d’exercice de l’activité professionnelle du Bénéficiaire;

(b)	en cas de décès du Bénéficiaire, si ses héritiers en font la demande dans les six mois suivant la date du décès, période à l’issue de laquelle les Options deviendront caduques;

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(c)	en cas de départ à la retraite ou d'atteinte de la limite d'âge pour exercer un mandat social, ou de mise à la retraite au sens du troisième alinéa de l’article L. 122-14-13 du Code du Travail ou du droit applicable dans le pays dans lequel le Bénéficiaire est employé.

4.2	Notwithstanding the provisions of article 4.1, the Options may be exercised during the Validity Period and eventhough the presence condition provided for in article 4.1 is not met in the case of:

(a)	disability of the Beneficiary corresponding to the second and third categories provided for in article L.341-4 of the French Social Security Code or equivalent disability in the country where the Beneficiary is employed; and

(b)	the Beneficiary’s death if his/her heirs so request within six months of the date of the death, after which the Options will become nul and void;

(c)	voluntary retirement or reaching the age limit for holding a corporate office or compulsory retirement within the meaning of subsection 3 of article L. 122-14-13 of the French labor code (Code du Travail) or as defined in the country of employment of the Beneficiary.

4.3	En cas de survenance d’une Opération, et sauf décision contraire du Conseil d’Administration, la totalité des Options détenues par un Bénéficiaire pourra être exercée par lesdits Bénéficiaires ou leurs ayants droits, à peine de caducité, au plus tard immédiatement avant la réalisation de cette Opération (tel que ce terme est défini ci-après), étant précisé que :

(i)	la Société aura l’obligation d’informer les Bénéficiaires ou leurs ayants droits, le cas échéant, de la réalisation de toute Opération dont ils n’auraient pas connaissance au moins trente jours (30) jours à l’avance ;

(ii)	l’exercice d’Options Exerçables dans ce contexte sera réputé :

-	avoir eu lieu un instant de raison avant la réalisation de l’Opération dans l’hypothèse de la réalisation de l’Opération, et

-	nul et non avenu dans l’hypothèse où l’Opération ne serait pas réalisée, la Société étant tenue dans ce cas de restituer au Bénéficiaire ayant manifesté son désir d’exercer ses Options le prix d’exercice payé pour l’exercice de ses Options et son bulletin de souscription, ledit Bénéficiaire conservant le droit d’exercer ses Options dans le futur conformément aux termes et conditions du présent Règlement.

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4.3	In the event of a Transaction, and except subject to a decision to the contrary by the Board of Directors, all Options held by a Beneficiary may be exercised by said Beneficiary or his/her assignees, under penalty of being declared null and void, no later than immediately before the execution of this Transaction (as this term is defined below) whereby it is specified:

(i)	The Company will have the obligation to inform the Beneficiaries or their assignees, as applicable, of any Transaction carried out of which they had not been already informed at least thirty (30) days in advance;

(ii)	The exercise of Exercisable Options in this context shall be considered:

-	to have taken place immediately before execution of the Transaction on the assumption that the Transaction was executed, and

-	null and void in the case where the Transaction is not executed, whereby the Company is required to return to the Beneficiary having indicated his/her wish to exercise his/her Options, the exercise price paid to exercise these Options and his/her subscription form and said Beneficiary shall retain the right to exercise his/her Options in the future in accordance with the terms and conditions of these Plan Rules.

4.4	Le Conseil d’Administration déterminera, conformément aux modalités d’exercice précisées par l’Autorisation des Actionnaires, pour chaque Bénéficiaire, le calendrier d’exercice des Options qui lui sont attribuées. La Notification d’Attribution d’Options remise à chaque Bénéficiaire précisera ce calendrier.

Sans préjudice des stipulations des articles 4.1 et 4.2, l’ensemble des Options attribuées dans le cadre de l’émission régie par le présent Plan devra être exercé au plus tard dans les dix (10) ans de la date de leur attribution.

4.4	The Board of Directors shall determine, in accordance with the procedures for exercising the Options stipulated by the Shareholders' Authorization, for each Beneficiary, the timetable for exercising the Options granted thereto. This timetable will be indicated in the Notice of Options Grant provided to each Beneficiary.

Without prejudice to the provisions of articles 4.1 and 4.2, all Options granted in connection with the issuance governed by these Plan Rules may be exercised no later than ten (10) years after their grant date.

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4.5	Les délais susvisés requis pour que les Options deviennent exerçables seront prorogés de la durée des périodes au cours desquelles le contrat de travail du Bénéficiaire avec la Société ou l’une des sociétés du Groupe sera suspendu.

Par dérogation, n’entraîneront pas la prorogation des délais, les périodes de suspension du contrat de travail pour cause de :

-	congés payés ;

-	repos compensateurs ;

-	congés maternité ;

-	congés paternité ;

-	maladie entraînant, sur une période de douze mois, une absence de moins de trois mois ;

-	accident du travail entraînant, sur une période de douze mois, une absence de moins de trois mois ;

étant entendu que, dans les cas où la suspension du contrat de travail est inférieure à trois mois, seront prises en compte toutes les absences de moins de trois mois pour maladie ou accident du travail qui, cumulativement, entraînent une suspension du contrat de travail d’au moins trois mois sur les douze mois précédents le premier jour d’arrêt de travail.

4.5	The periods referred to above that are required for Options to become exercisable will be extended for the duration of periods during which employment contract of the Beneficiary with the Company or Group companies has been suspended.

By way of exception, such periods will not be extended in those cases when employment contracts are suspended for the following reasons:

-	paid vacation;

-	compensatory leave;

-	maternity leave;

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-	paternity leave;

-	illness resulting over a 12 month period in a period of leave of less than three months;

-	an occupational accident resulting over a 12 month period in a period of leave of less than three months ;

it being understood that, where the employment contract is suspended for less than three months, all absences due to illness or occupational injury will be taken into account resulting on an aggregate basis in the suspension of the employment contract for at least three months over the twelve months preceding the first day of leave.

4.6	Sous réserve des dispositions de l’article 4.2, si les conditions d’exercice des Options prévues à l'article 4.1 ne sont pas remplies, le Bénéficiaire perdra le droit d’exercer ses Options, à moins que le Conseil d'Administration n’en décide autrement.

4.6	Subject to the provisions of article 4.2, if the terms for exercising Options provided for above in article 4.1 are not fulfilled, the Beneficiary shall forfeit the right to exercise his Options, except if the Board of Directors decides otherwise.

5	Prix d’Exercice des Options et libération du prix de souscription des actions / OPTION EXERCISE PRICE AND PAYMENT OF THE SUBSCRIPTION PRICE FOR SHARES

5.1	Sous réserve des ajustements rendus nécessaires en cas de réalisation ultérieure des opérations visées par les dispositions légales énumérées à l’article 7 ci-après, les Actions résultant de l’exercice des Options Exerçables seront émises au Prix d’Exercice d’une Option, tel que fixé par le Conseil d’Administration dans le cadre de et conformément à l’Autorisation des Actionnaires.

5.1	Subject to adjustments rendered necessary in the case of the subsequent realization of transactions referred to by the legal provisions listed below in article 7, the Shares resulting from the exercise of Exercisable Options will be issued at the Exercise Price of an Option set by the Board of Directors in connection and in accordance with the Shareholders' Authorization.

5.2	En cas de réajustement rendu nécessaire par l’une des opérations visées ci-après à l’article 7 du présent Règlement, l’assemblée générale des associés de la Société donnera tous pouvoirs au Conseil d’Administration à l’effet de recalculer le prix d’émission des Actions à souscrire, sous réserve de dispositions légales contraires.

5.2	In the event of an adjustment rendered necessary by one of the transactions referred to below in article 7 of these Plan Rules, the general meeting of the shareholders of the Company will grant all powers to the Board of Directors for the purpose of calculating the issue price of the Shares to be subscribed, subject to legal provisions to the contrary.

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5.3	La Notification d’Exercice devra être accompagnée, soit :

-	d’un chèque ; s’il ne s’agit pas d’un chèque de banque, il ne vaudra libération à sa date de réception que s’il est dûment provisionné ;

-	d’un ordre de virement bancaire ; ou

-	d’une demande de compensation avec une ou des créances certaines, liquides et exigibles détenues par le Bénéficiaire sur la Société ;

afin de permettre le paiement, en fonction du nombre d’Options exercées, du Prix d’Exercice d’une Option et, en conséquence, la libération des sommes nécessaires à l’émission des Actions obtenues sur exercice des Options.

5.3	The Exercise Notice must be accompanied by, either:

-	a check; if not a bank check, it will considered to constitute payment on the date of receipt only if the amount is duly covered by the account balance.

-	a bank transfer, or

-	a request for offset with one or more receivables held by the Beneficiary against the Company for amounts that are certain, fixed and due;

to permit the payment, according to the number of Options exercised, of the Exercise Price of an Option and, in consequence, the payment of the amounts required for the issuance of Shares obtained upon the exercise of the Options.

6	DROITS ATTACHES AUX ACTIONS EMISES SUR EXERCICE DES OPTIONS / RIGHTS ATTACHED TO THE SHARES

6.1	Toutes les Actions livrées à l’occasion de l’exercice des Options Exerçables sont identiques aux actions ordinaires de la Société déjà émises à cette date, au regard notamment des droits de vote, droit aux dividendes et aux éventuelles réserves distribuées, droit de participer aux assemblées, droit de communication et droit préférentiel de souscription.

6.1	All Shares delivered pursuant to the exercise of Exercisable Options are identical to the Company's existing ordinary outstanding shares as of that date, in particular as regards voting rights, dividends’ rights and rights to the distribution of reserves if any, rights to take part in general meetings, communication rights, and preferential subscription rights.

6.2	Les Actions livrées, sur exercice des Options Exerçables, pendant le délai qui sépare la fixation du dividende de sa mise en distribution, n'ouvrent pas droit au dividende au titre de cette distribution.

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6.2	Shares delivered from the exercise of Exercisable Options during the period between the determination of the dividend and the distribution thereof will not be entitled to receive dividends from such distribution.

7	Ajustements après modifications du capital ou de la situation de la Société / ADJUSTMENTS AFTER CHANGES IN THE COMPANY'S SHARE CAPITAL OR POSITION

7.1	Conformément à l’article L.225-181 alinéa 2 du Code de commerce, en cas d'opérations financières réalisées par la Société, et notamment en cas :

-	d’émission de titres de capital ou de titres donnant droit à l’attribution de titres de capital emportant un droit de souscription réservé aux associés ;

-	d'augmentation de capital par incorporation de réserves, bénéfices ou prime d'émission ;

-	d’attribution gratuite d’actions ;

-	d'émission de valeurs mobilières donnant accès au capital social ;

-	de distribution de réserves en espèces ou en titres de portefeuille ;

-	de réduction du capital motivée par des pertes ;

-	d'amortissement ou réduction du capital ;

-	de réduction de capital par voie de rachat d'actions ; ou

-	de modification de la répartition des bénéfices.

La Société prendra les mesures nécessaires à la protection des intérêts des Bénéficiaires des Options dans les conditions prévues à l’article L. 228-99 du Code de commerce et aux dispositions des articles R. 225-137 à R. 225-143 du Code de commerce relatifs à la protection des intérêts des titulaires de titres de capital ou de valeurs mobilières y donnant accès.

7.1	In accordance with article L.225-181 subsection 2 of the Commercial Code, for financial transactions carried out by the Company, and in particular for:

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-	the issuance of capital securities or securities giving a right to the grant of capital securities conferring a subscription rights reserved for shareholders;

-	an increase in capital by the capitalization of reserves, earnings or share premium;

-	the grant of free shares;

-	the issuance of securities giving access to the share capital;

-	the distribution of reserves in cash or in securities;

-	a reduction in capital pursuant to losses;

-	redemption or reduction of the share capital;

-	the reduction of capital by buyback of shares; or

-	a change in the appropriation of earnings.

The Company will take all measures to protect the interest of the Beneficiaries of Options in accordance with the provisions of article L. 228-99 and articles R. 225-137 to R. 225-143 of the Commercial Code with regard to protecting the interests of holders of equity securities or securities giving access thereto.

7.2	Dans l'hypothèse où la Société serait dissoute ou liquidée ou serait partie à une fusion, à une scission, à un apport partiel d'actif, ou procèderait à un regroupement d'actions, à un échange d'actions, à la cession, l'échange ou la distribution de l'intégralité des actifs de la Société ou d'une part substantielle d'entre eux ou à toute autre opération similaire (un "Événement"), le Conseil d’Administration prendra, et sous réserve, le cas échéant, d’une décision collective des associés conformément aux statuts de la Société, toutes mesures appropriées pour que tout Bénéficiaire reçoive :

-	soit, lors de l'exercice de tout ou partie de ses Options, si celles-ci continuent de pouvoir être exercées postérieurement à l’Évènement, le même nombre d'Actions ayant les mêmes caractéristiques ou la même valeur, en numéraire ou en titres, qu'il aurait reçu s'il avait été, immédiatement avant un tel Événement, détenteur des Actions auxquelles ces Options (exerçables ou non) donnaient droit;

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-	soit, si les Options ne peuvent plus être exercées postérieurement à l’Évènement (notamment en cas de disparition des Options ou de renonciation aux Options), l’équivalent en numéraire ou en titres, de la valeur des Actions auxquelles les Options (exerçables ou non) donnaient droit immédiatement avant la réalisation d’un tel Événement.

7.2	If the Company is wound up or liquidated, or involved in a business combination, spin-off, an asset for share exchange or in the case of a reverse split, share swap, the disposal, exchange or distribution of the total assets of the Company or a substantial percentage thereof or any other similar corporate action (an "Event"), the Board of Directors will, subject to, as applicable, a collective decision of the shareholders in accordance with the Company's articles of association, take all appropriate measures so that every Beneficiary receives:

-	either, when all or part of his/her Options are exercised, if they are still able to be exercised after the Event, the same number of Shares having the same features or the same value, in cash or in securities, that would have been received, immediately before such an Event, if a holder of the Shares to which these Options (exercisable or not) conferred a right;

-	or, if the Options can no longer be exercised after the Event (in particular in case of the lapsing or waiver of Options) an equivalent amount in cash or securities of the value of the Shares to which the Options (exercisable or not) conferred a right immediately before the occurrence of such an Event.

8	Pouvoirs Du Conseil D'administration / POWERS OF THE BOARD OF DIRECTORS

8.1	Le Conseil d'Administration dispose d’un pouvoir discrétionnaire pour analyser et interpréter les termes du Plan.

8.1	The Board of Directors has discretionary power to analyze and interpret the terms of the Plan.

8.2	Le Conseil d'Administration peut à tout moment procéder à toutes modifications du Règlement du Plan qui s'avéreraient nécessaires, notamment pour permettre aux Bénéficiaires et à la Société de jouir du régime fiscal et/ou de sécurité sociale de faveur en vigueur en France ou dans tout autre État où le Plan aurait vocation à s’appliquer. Le Conseil d'Administration informe en telle hypothèse par écrit l'ensemble des Bénéficiaires de toute modification des conditions du Plan.

8.2	The Board of Directors may, at any time, make any necessary amendments to the Plan Rules, in particular to enable the Beneficiaries and the Company to benefit from the preferential tax and/or social security regime applicable in France or in any other countries where the Plan may apply.

In such case, the Board of Directors will inform, in writing, all the Beneficiaries of any changes to the conditions of the Plan Rules.

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8.3	Le Conseil d’Administration décidera (i) soit d’interdire aux Bénéficiaires ayant la qualité de mandataires sociaux de la Société de céder les Actions obtenues sur exercice des Options avant le terme de leur mandat et la cessation de leurs fonctions (ii) soit de fixer la quantité de ces Actions que les Bénéficiaires ayant la qualité de mandataires sociaux au sein de la Société devront conserver au nominatif jusqu’au terme de leur mandat et la cessation de leurs fonctions.

8.3	The Board of Directors shall either (i) forbid Beneficiaries who are corporate officers in the Company from transferring Shares obtained by exercising Options before the end of their term of office and the termination of their functions or (ii) determine the number of Options that such Beneficiaries who are corporate officers in the Company must hold in the registered form until their term of office ends and the termination of their functions.

9	GENERALITES / GENERAL PROVISIONS

9.1	Sauf dispositions contraires, les notifications ou documents adressés par les Bénéficiaires à la Société ou au Conseil d'Administration doivent être remis au siège social de la Société (ou à toute autre adresse indiquée par le Conseil d'Administration). Les documents ou notifications adressés aux Bénéficiaires doivent leur être remis en mains propres à leur lieu de travail ou envoyés à l'adresse que les Bénéficiaires ont indiquée par écrit à la Société à cet effet, ou en l'absence d'une telle adresse, à leur dernier domicile connu.

9.1	Unless otherwise provided for, notifications and documents sent by Beneficiaries to the Company or the Board of Directors must be delivered to the Company’s registered office (or any other address indicated by the Board of Directors). Documents and notifications sent to Beneficiaries must be delivered to them in person at their workplaces or sent to the address that the Beneficiaries have indicated in writing to the Company for this purpose or, in the absence of such address, at their last known residence.

9.2	Le Bénéficiaire devra se conformer aux arrangements éventuellement pris par la Société ou une Société du Groupe, ou toute autre personne désignée ou mandatée par la Société, pour le paiement de toutes cotisations sociales (y compris le paiement des cotisations sociales salariales) ou fiscales dans le pays où le Bénéficiaire réside ou tout autre pays, qui est lié à l’exercice des Options.

9.2	Each Beneficiary must comply with any arrangements which may be made by the Company or a Group company, or any other person designated or empowered by the Company, for the payment of all social security contributions (including employees’ social contributions) and taxes in the country where the Beneficiary is resident or any other country related to his/her Options.

9.3	Les Bénéficiaires et la Société respecteront les obligations déclaratives à effectuer auprès des services fiscaux et organismes de sécurité sociale auxquelles ils pourraient être soumis.

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9.3	Beneficiaries and the Company shall comply with all applicable requirements for filings with the relevant tax and social security authorities.

9.4	La Société prend en charge l'intégralité des frais (autres que toutes impositions et charges sociales qui seraient dues par le Bénéficiaire) liés à l'attribution et à l’exercice des Options ainsi que, sur exercice des Options Exerçables, à l’émission des Actions au profit du Bénéficiaire.

9.4	The Company shall bear full costs (other than taxes and social security charges payable by the Beneficiary) relating to the grant and the exercise of the Options as well as, upon the exercise of Exercisable Options, the issue of Shares in favor of the Beneficiary.

9.5	En outre, les Bénéficiaire doivent respecter la réglementation applicable en matière d’informations privilégiées et notamment s'abstenir de céder les Actions obtenues sur exercice des Options lorsqu'ils ont connaissance d'une information privilégiée, conformément aux dispositions légales et règlementaires applicables.

9.5	Furthermore, Beneficiaries must comply with the provisions relating to insider trading policies and in particular, should refrain from transferring the Shares obtained from exercising Options when possessing any inside information, in accordance with applicable legal and regulatory provisions.

10	CONSTATATION DE LA RÉALISATION DE L’AUGMENTATION DE CAPITAL / RECORDING COMPLETION OF THE CAPITAL INCREASE

Lors de sa première réunion suivant la clôture de chaque exercice, le Conseil d’Administration constatera, s’il y a lieu, le nombre et le montant des Actions émises pendant la durée de l’exercice à la suite de l’exercice d’Options par des Bénéficiaires et apportera les modifications nécessaires aux clauses des statuts de la Société relatives au montant du capital social et au nombre d’actions qui le représentent.

Toutefois, s’il le juge préférable, le Conseil d’Administration pourra ne pas attendre la clôture de l’exercice et procéder à la modification des statuts de la Société en cours d’exercice.

L’année de l’attribution des Options, l’assemblée générale des associés de la Société est informée du nombre, des dates d’échéance, et du prix des Options consenties au cours de l’exercice.

Upon the first meeting following the closing of each financial year, the Board of Directors will recognize, where applicable, the number and amount of Shares issued during the period from the exercise of Options by the Beneficiaries and will make all corresponding amendments to the provisions of the Company's articles of association relating to the amount of the share capital and the number of shares it represents.

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However, if considered preferable, the Board of Directors is not required to wait for the closing of the financial period and may amend the Company's articles of association accordingly during the period in progress.

In the year the Options are granted, the general meeting of the shareholders of the Company is informed of the number, dates of maturity, and the price of the Options granted in the period.

11	LOI APPLICABLE / GOVERNING LAW

Ce Plan est soumis et doit être interprété selon les dispositions du droit français en vigueur à la date d’adoption du présent Règlement de plan ou celles qui les remplaceraient le cas échéant.

This Plan is governed by and must be construed in accordance with provisions of French law in force on the date of adoption of this Plan or those that may replace them.

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English translation for information purposes only

Annexe [  ] / Appendix [   ]

Règles spécifiques applicables aux résidents fiscaux de [   ] [A compléter par les juridictions

concernées, selon le cas]

Specific rules for [    ] tax residents

[to be completed by the relevant jurisdictions, as the case may be]

26

English translation for information purposes only

Annexe [   ] / Appendix [ ]

Modèle de lettre d’attribution / Sample grant letter

27